Scientific Industries, Inc.
                     70 Orville Drive
                Bohemia, New York 11716 USA


FOR IMMEDIATE RELEASE (Bohemia, NY, September 28, 2005)

SCIENTIFIC INDUSTRIES ANNOUNCES RECORD EARNINGS FOR FISCAL YEAR 2005
                  AND A CASH DIVIDEND

Scientific Industries Inc. (OTCBB-SCND), September 28, 2005 - Scientific Industries Inc., today reported record revenues and earnings for the year ended June 30, 2005 and a cash dividend of $.09 per share of Common Stock payable on January 13, 2006 to holders of record as of the close of business on October 27, 2005.

Net sales for the year were $3,593,000, a $60,400 (1.7%) increase over net sales for the fiscal year ended June 30, 2004, primarily the result of the continued increase in sales of new products.

Income before income taxes increased by $97,300, or 30% to $423,000 for fiscal 2005 compared to $325,700 for the prior fiscal year, which was partially the result of an 3.2% increase in gross profit percentage to 48.7% from 47.2%.

Net income increased to $0.31 per basic share ($304,500) compared to $0.26 per basic share ($248,700) for the prior fiscal year.

"We concluded the year on a strong note setting new records for sales and profits, and continuing our string of profitable quarters", said
Helena R. Santos, President and CEO. "Our cost-cutting measures have enabled us to increase profitability, despite our significant investment in new product development and marketing."




About Scientific Industries

Scientific Industries manufactures and markets laboratory equipment, including the world-renowned Vortex-Genie(R) 2 Mixer. Scientific Industries' products are used by research laboratories, clinics, pharmaceutical manufacturers, medical device manufacturers, and other industries.

"Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. The Company undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-KSB."


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NR05-0928